UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 10, 2008 (March 4, 2008)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas	77056
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 4, 2008, a subsidiary of Westcoast Energy Inc. (the WEI Subsidiary) entered into an agreement with Spectra Energy Income Fund (the Fund), pursuant to which the WEI Subsidiary has agreed to acquire all of the outstanding units of the Fund at a purchase price of CDN $11.25 per unit, payable in cash. The WEI Subsidiary is a wholly-owned subsidiary of Spectra Energy Corp. Spectra Energy currently owns, indirectly through Westcoast Energy Inc., approximately 46 percent of the Fund. There are currently approximately 24.4 million Fund units held by holders other than Spectra Energy and its affiliates, representing a value of CDN $274 million in cash based on the CDN $11.25 per unit purchase price. The transaction is expected to be funded with debt issued through Westcoast Energy Inc. The closing of the transaction is subject to approval of at least a majority of the Fund’s units held by persons other than Spectra Energy and its affiliates, and receipt of required regulatory approvals. A copy of the news release related to the transaction is attached hereto as Exhibit 99.1 and is incorporated into this Item 1.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Spectra Energy Corp, dated March 4, 2008

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/s/ William S. Garner, Jr.
William S. Garner, Jr.
Group Executive, General Counsel and Secretary

Date: March 10, 2008